Exhibit 23.1

                         Consent of Independent Auditors

We consent to reference to the incorporation by reference in the Registration Statements of Discovery Laboratories, Inc. and subsidiary on Form S-8 (File No. 333-33900) and Form S-3 (Form S-3 No. 333-72614) of our report dated February 25, 2000, on our audit of the consolidated statements of operations, changes in stockholders' equity and cash flows for the period Mary 18, 1993 (inception) through December 31, 1999 (the consolidated statements of operations and cash flows are not presented separately therein) which report is included in the annual report on Form 10-KSB for the year ended December 31, 2001. In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement on Form S-3.

                                          /s/ Richard A. Eisner & Company, LLP

New York, New York
March 27, 2002